NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 9, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2009 second quarter operating loss of ($767,000) on total revenue of $19,708,000, as compared to an operating profit of $41,000 on total revenue of $21,064,000 for the 2008 second quarter.  For the 2009 six month period, Griffin reported an operating loss of ($2,831,000) on total revenue of $24,341,000, as compared to an operating loss of ($2,096,000) on total revenue of $25,545,000 for the 2008 six month period.

Griffin reported a 2009 second quarter net loss of ($973,000) and a basic and diluted net loss per share of ($0.19) as compared to a 2008 second quarter net loss of ($377,000) and a basic and diluted net loss per share of ($0.07).  For the 2009 six month period, Griffin reported a net loss of ($2,795,000) and a basic and diluted net loss per share of ($0.55) as compared to a net loss of ($1,986,000) and a basic and diluted net loss per share of ($0.39) for the 2008 six month period.  The higher net loss in the 2009 second quarter and six month period versus the comparable 2008 periods principally reflects the lower operating results at Imperial Nurseries, Inc. (“Imperial”), Griffin’s landscape nursery business.

Imperial’s net sales and operating results have been negatively impacted by the weak economy and the slowdown in new home and commercial construction.  Pricing of Imperial’s nursery products declined in the 2009 second quarter and six month period versus the comparable 2008 periods as lower net pricing was required to generate sales. In addition, Imperial incurred a charge of $0.7 million for unsaleable inventories in the 2009 second quarter as compared to a $0.2 million charge for unsaleable inventories in the 2008 second quarter.  The liquidation of inventory at Imperial’s Quincy, Florida farm, as a result of the decision last year to close that facility by the end of fiscal 2009, also contributed to the lower net pricing of product.   Imperial recently announced a preliminary agreement with Tri-B Nursery for the lease of, and grant of an option to purchase, its Florida farm. This transaction is subject to completion of a definitive long-term lease agreement. Imperial expects to continue to operate its farm in Granby, Connecticut.

Operating profit at Griffin’s Connecticut and Massachusetts based real estate business, Griffin Land, increased in the 2009 second quarter and six month period versus the comparable 2008 periods due to increased rental revenue which more than offset a decrease in revenue from property sales.  There was no revenue or gain from property sales in the first half of fiscal 2009.  Revenue from property sales was $0.4 million and $0.8 million in the 2008 second quarter and six month period, respectively, and Griffin Land’s gain on property sales was $0.3 million and $0.6 million in the 2008 second quarter and six month period, respectively. The improved results for Griffin Land’s leasing operations reflect more space being under lease in the 2009 second quarter and six month period than the comparable 2008 periods, due principally to the lease of the entire approximately 308,000 square foot warehouse in Manchester, Connecticut that became effective in the second half of last year.  Despite the weak economy, which has slowed the number of inquiries for Griffin Land’s industrial space, as previously reported, earlier this year Griffin Land completed leases for the new approximately 300,000 square foot warehouse being built to suit for a tenant and for a 40,000 square foot office building that has been vacant.  No revenue from these leases is reflected in Griffin’s operating results for the first half of this year.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Six Months Ended,
	May 30, 2009		May 31, 2008		May 30, 2009		May 31, 2008
Revenue
Landscape nursery net sales	$15,568		$17,053		$16,017		$17,477
Rental revenue and property sales	4,140	(1)	4,011	(1)	8,324	(1)	8,068	(1)
Total revenue	19,708		21,064		24,341		25,545

Operating (loss) profit:
Landscape nursery business	(198)		817		(1,048)		(154)
Real estate business	572	(2)(3)	454	(2)(3)	578	(2)(3)	386	(2)(3)
General corporate expense	(1,141)		(1,230)		(2,361)		(2,328)
Total operating (loss) profit	(767)		41		(2,831)		(2,096)

Interest expense	(818)		(812)		(1,626)		(1,661)

Investment income	77		186		124		569
Loss before taxes	(1,508)		(585)		(4,333)		(3,188)

Income tax benefit	535		208		1,538		1,202

Net loss	$(973)		$(377)		$(2,795)		$(1,986)

Basic net loss per common share	$(0.19)		$(0.07)		$(0.55)		$(0.39)

Diluted net loss per common share	$(0.19)		$(0.07)		$(0.55)		$(0.39)

Weighted average common shares outstanding
for computation of basic per share results	5,077		5,042		5,075		5,067

Weighted average common shares outstanding
for computation of diluted per share results	5,077		5,042		5,075		5,067

(1) Includes revenue from property sales of $0.4 million and $0.8 million in the 2008 second quarter and 2008 six month period, respectively. There were no property sales in 2009.

(2) Includes gain from property sales of $0.3 million and $0.6 million in the 2008 second quarter and 2008 six month period, respectively. There were no property sales in 2009.

(3) Includes depreciation and amortization expense, principally related to real estate properties, of $1.4 million and $1.3 million in the 2009 and 2008 second quarters, respectively, and $2.7 million and $2.5 million in the 2009 and 2008 six month periods, respectively.